EXHIBIT 10.31

FIRST AMENDMENT TO LOAN AGREEMENT

            This First Amendment to Loan Agreement is effective the 1st day of March, 2012, between American Bank, N.A. ("Lender"), and TOR Minerals International, Inc., ("Borrower") and amends that prior Loan Agreement between the parties dated December 30, 2010 (the "Agreement").

            The first two paragraphs of Section One are amended to hereafter read as follows:

SECTION ONE: LINE OF CREDIT

            1.01  Line of Credit. Subject to the further terms and provisions hereof, Lender agrees to and does hereby grant to and establish in favor of Borrower a revolving line of credit in the amount of $2,000,000.00 under which Lender shall be committed to make loans or advances to Borrower from time to time; provided, Lender shall never be required to make any advance under such line of credit when such advance together with the principal amount then unpaid and owing under the line of credit by reason of previous advances would exceed the amount which Lender is then committed to loan based on the loan value (also known as "Borrowing Base") of collateral pledged to Lender as set forth in SECTION THREE hereof. Further provided, in no event shall the Lender ever be required to make any advance to Borrower under the line of credit when such advance, together with the principal amount then unpaid and owing under the line of credit by reason of previous advances, would exceed said $2,000,000.00 amount.  Said line of credit is sometimes hereafter referred to as the "line of credit".  Further, the line of credit shall terminate on October 15, 2013, and on and after such date the Lender shall not be obligated to make any additional advances on the line of credit.

            1.02  Repayment of the Line of Credit. Principal advanced and owing under the line of credit shall be repayable in accordance with the terms hereof, but in any event on October 15, 2013.  Interest accrued and owing on advanced and unpaid principal shall be due and payable monthly on the first day of each month and at maturity.  In order to evidence the obligation to repay Lender all advances, together with interest thereon, made by Lender pursuant to the said line of credit, Borrower shall execute and deliver to Lender a Revolving Credit Promissory Note.

            The first paragraph of Section Three is amended to hereafter read as follows:

            3.01  Borrowing Base. The amount which Borrower is entitled to borrow from time to time under the line of credit shall be the then current loan value of collateral (the "Borrowing Base") pledged to Lender to secure indebtedness owing to Lender by Borrower, provided that in no event is Lender to be required to make any advance which would cause the outstanding principal balance owing by Borrower at any one time to be in excess of $2,000,000.00.  The Borrowing Base shall be redetermined monthly and shall be seventy-five percent (75%) of eligible accounts receivable arising out of Borrower's United States operations pledged to the Lender. The term "eligible accounts receivable" shall mean all billed gross trade accounts receivable, less: (a) balances due sixty (60) days or more after the date of the original invoice therefor; (b) accounts owed by companies related to or affiliated with Borrower or the Guarantors or owed by its employees or by Borrower's employees; (c) except for receivables from BASF SE, accounts owing by any one debtor which exceeds twenty percent (20%) of the total billed gross accounts receivable; (d) all accounts owing by any particular debtor if 10% or more of such particular debtor's accounts are ninety (90) days or more past due; and (e) accounts receivable which are disputed by the account debtor.

            The following two paragraphs are added to Section Seven of the Agreement:

             7.11  Consent to Legal Representation.  The law firm of Wood, Boykin & Wolter, a Professional Corporation, has represented Lender, and not Borrower, in connection with the negotiation and preparation of this Agreement, the Note and security documents.  Wood, Boykin & Wolter has represented Lender, and may continue to represent Lender in various matters, including but not limited to the enforcement of Lender's rights arising under this Loan Agreement, the Note and security documents and the defense of all claims asserted by Borrower against Lender, its officers, directors, agents and employees.  Borrower consents to such representation of Lender, its directors, officers, agents and employees by Wood, Boykin & Wolter and to the giving of testimony by any employee of Wood, Boykin & Wolter in any such proceeding.  Wood, Boykin & Wolter has also represented Borrower from time to time in various matters, other than this loan transaction, and Lender consents to such representation of Borrower by Wood, Boykin & Wolter.  Lender and Borrower each represent that they have not disclosed any confidences to Wood, Boykin & Wolter that would adversely affect that firm's independent judgment and loyalty with respect to legal matters which it is now or will in the future be performing on behalf of each party, and that no party has or will reveal to such firm any confidences which that firm is not authorized to reveal to any other party hereunto.

            7.12  Commitment Fee.  A commitment fee of $500.00 shall be payable in connection with the extension of credit provided by this Amendment.

            Except as amended hereby, all other provisions of the Loan Agreement shall remain in full force and effect and are hereby ratified and confirmed.

            EXECUTED in multiple originals the date first set forth above.

THIS WRITTEN LOAN AGREEMENT AND THE PROMISSORY NOTES, SECURITY AGREEMENTS, GUARANTY AGREEMENTS AND OTHER LOAN DOCUMENTS EXECUTED BY THE PARTIES REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWER:                                                                        LENDER:

TOR MINERALS INTERNATIONAL, INC.                       AMERICAN BANK, N.A.

By:                                                                                    By:

      Barbara Russell                                                                Phillip J. Ritley
     Chief Financial Officer                                                      Senior Lending Officer